Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 8 to the Schedule 13D (including additional amendments thereto) with respect to the Common Stock, $0.10 par value per share, of Benihana, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 24, 2010	RHA TESTAMENTARY TRUST

	By:	/s/ Keiko Ono Aoki
		Name:	Keiko Ono Aoki
		Title:	Sole Trustee

BENIHANA OF TOKYO, INC.

By:	/s/ Keiko Ono Aoki
	Name:	Keiko Ono Aoki
	Title:	President and Chief Executive Officer

/s/ Keiko Ono Aoki
KEIKO ONO AOKI